FLOTEK INDUSTRIES, INC. ANNOUNCES 2-FOR-1 STOCK SPLIT

HOUSTON, June 19, 2007, - Flotek Industries, Inc. (AMEX: FTK) announced that its Board of Directors has approved a 2-for-1 split of its common stock, effected in the form of a stock dividend. Today, Flotek has approximately 9 million shares outstanding. The stock split entitles all Flotek stockholders of record as of the close of business on July 3, 2007, to receive one additional share of common stock for each share of common stock held on that date with fractional shares being rounded up to the next whole share. The additional shares will be distributed to stockholders on July 11, 2007 by the Company’s transfer agent, American Stock Transfer. Flotek stock will begin trading at the split-adjusted price on July 12, 2007.

“In the last four years, we have worked hard to provide an above market return and improved liquidity for our shareholders. Flotek has returned approximately 6,000 percent in capital appreciation to our shareholders since 2004,” said Jerry D. Dumas, Chairman and Chief Executive Officer. “Our focus, discipline and passion continue to grow as we find more ways to add value to our company through organic growth, research and development, and strategic acquisitions. I am confident about our future and feel this stock split reflects our optimism.”

Flotek manufactures and markets innovative specialty chemicals, downhole drilling and production equipment, and manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. For additional information, please visit Flotek’s web site at www.flotekind.com.

CONTACT:

Flotek Industries, Inc.

Rosalie Melia, Corporate Secretary

713.849.9911